Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 23, 2014

Among

COGENT COMMUNICATIONS GROUP, INC., as the Issuer,

COGENT COMMUNICATIONS HOLDINGS, INC., as a Guarantor

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

(successor by merger to Wilmington Trust FSB),

as Trustee and Collateral Agent

8.375% SENIOR SECURED NOTES DUE 2018

SECOND SUPPLEMENTAL INDENTURE, dated as of June 23, 2014 (this “Supplemental Indenture”), among COGENT COMMUNICATIONS GROUP, INC. (the “Issuer”), as issuer, Cogent Communications Holdings, Inc. (the “New Guarantor”), and WILMINGTON TRUST, NATIONAL ASSOCIATION (successor by merger to Wilmington Trust FSB), as Trustee and Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, certain subsidiaries of the Issuer, the Trustee and the Collateral Agent are party to an Indenture, dated as of January 26, 2011 (the “Base Indenture” and, together with any supplements thereto, the “Indenture”), relating to the issuance from time to time by the Issuer of senior secured notes in series;

WHEREAS, pursuant to the Base Indenture, the Issuer initially issued $175.0 million of its 8.375% Senior Secured Notes due 2018 (the “Initial Notes”);

WHEREAS, pursuant to the First Supplemental Indenture, dated as of August 19, 2013, among the Issuer, certain subsidiaries of the Issuer, the Trustee and the Collateral Agent, the Issuer issued $65.0 million of its 8.375% Senior Secured Notes due 2018 (the “Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, the New Guarantor has determined it is in its best interest to unconditionally guarantee, on a joint and several basis with all other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, the Issuer and the New Guarantor have each duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Guarantor, the Trustee and the Collateral Agent mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.                                      Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.                                      Agreement to be Bound.  The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

3.                                      Agreement to Guarantee.  The New Guarantor agrees, on a joint and several basis with all other Guarantors, to Guarantee to each Holder of the Notes and the Trustee the Indenture Obligations pursuant to Article 13 of the Base Indenture.

4.                                      Governing Law; Waiver of Jury Trial.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.                                      Ratification and Reaffirmation of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture (including the Note Guarantees contained therein) is in all respects ratified and reaffirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  Neither the Trustee or the Collateral Agent shall be responsible in any manner whatsoever for, or makes any representation or warranty as to, the validity or sufficiency of this Supplemental Indenture or the accuracy of the recitals to this Supplemental Indenture, all of which recitals are made solely by the Company and the New Guarantor.

6.                                      No Personal Liability of Directors, Officer, Employees and Stockholders.  No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents, any Intercreditor Agreement or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

7.                                      Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

8.                                      Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

9.                                      Benefits Acknowledged. The New Guarantor’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the

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Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

10.                               Successors.  All agreements of the New Guarantor in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture.  All agreements of the Trustee and the Collateral Agent in this Supplemental Indenture shall bind its successors.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COGENT COMMUNICATIONS GROUP, INC.

By:	/s/ David Schaeffer
	Name:	David Schaeffer
	Title:	President and Chief Executive Officer

COGENT COMMUNICATIONS HOLDINGS, INC., as a Guarantor

By:	/s/ David Schaeffer
	Name:	David Shaeffer
	Title:	President and Chief Executive Officer

[Signature Page to Second Supplemental Indenture – Secured Notes Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Joseph P O’Donnell
	Name:	Joseph P O’Donnell
	Title:	Vice President

[Signature Page to Second Supplemental Indenture – Secured Notes Indenture]